Exhibit 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK INCREASES SHARE REPURCHASE AUTHORIZATION

Paoli, PA, July 24, 2008 — AMETEK, Inc. (NYSE: AME) today announced that its Board of Directors has increased the authorized level for repurchases of its common stock by $50 million. This increased authorization will be added to the approximately $18 million that remains available from an existing $50 million authorization approved by the Board of Directors in January 2008. Today’s action brings the total amount authorized for share repurchases to approximately $68 million.

Frank S. Hermance, AMETEK’s Chairman and Chief Executive Officer said, “With this increased authorization, AMETEK will continue its strategy of making opportunistic purchases of its common stock to offset the dilutive impact of our benefit plans. We will continue to allocate our strong free cash flow towards strategic acquisitions and, in their absence, debt reduction. Stock repurchases will remain a modest use of that free cash flow.”

During 2008 the Company has repurchased approximately 1.26 million shares of its common stock for a total cost of approximately $57.4 million.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of $2.5 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance, are “forward-looking statements”. Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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